Exhibit 99.1

Contacts:	Jack Lief	Mary Claire Duch
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	212.301.7228
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Third Quarter 2008 Financial Results

San Diego, CA, October 30, 2008 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the third quarter ended September 30, 2008.

Arena reported a net loss allocable to common stockholders in the third quarter of 2008 of $56.2 million, or $0.76 per share, and a net loss allocable to common stockholders in the first nine months of 2008 of $177.0 million, or $2.40 per share. This compares with a net loss allocable to common stockholders in the third quarter of 2007 of $32.8 million, or $0.54 per share, and a net loss allocable to common stockholders in the first nine months of 2007 of $104.4 million, or $1.71 per share. Total revenues in the third quarter of 2008 were $1.9 million, compared to $5.0 million in the third quarter of 2007, and included $1.5 million under Arena’s manufacturing services agreement with Siegfried Ltd and $0.4 million in patent reimbursements from Arena’s collaborations with Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc. Total revenues in the first nine months of 2008 were $7.1 million, compared to $14.8 million in the first nine months of 2007.

“We continue to focus on our lorcaserin obesity program, which remains our top priority as we navigate this difficult global economic environment. To that end, we will continue efforts to conserve cash and employ appropriate actions deemed necessary to support the filing of the lorcaserin NDA,” stated Jack Lief, Arena’s President and Chief Executive Officer. “I’m looking forward to announcing results from BLOOM, our two-year Phase 3 pivotal trial of lorcaserin, around the end of March. I’m also looking forward to announcing results this December from the Phase 2b clinical trial of our insomnia drug candidate, APD125.”

Research and development expenses in the third quarter of 2008 totaled $47.7 million, compared to $32.2 million in the third quarter of 2007. Research and development expenses in the first nine months of 2008 totaled $151.6 million, compared to $108.8 million in the first nine months of 2007. This increase in research and development expenses is primarily attributable to increased clinical trial costs related to the Phase 3 clinical trial program for lorcaserin hydrochloride, Arena’s drug candidate for the treatment of obesity. Research and development expenses in the first nine months of 2008 included $3.3 million in non-cash, share-based compensation expense, compared to $3.1 million in the first nine months of 2007. General and administrative expenses totaled $5.9 million in the third quarter of 2008, compared to $7.9 million in the third quarter of 2007. General and administrative expenses in the first nine months of 2008 totaled $21.9 million, compared to $19.6 million in the same period of 2007. This increase in general and administrative expenses is primarily attributable to increases in personnel-related expenses. General and administrative expenses in the first nine months of 2008 included $2.8 million in non-cash, share-based compensation expense, compared to $3.9 million in the first nine months of 2007.

Total interest and other income in the first nine months of 2008 reflected a net expense due to a $2.2 million non-cash charge to settle a disagreement with one of Arena’s two warrant holders from its

Series B Convertible Preferred Stock financing. In June 2006, Arena settled a similar disagreement with the other warrant holder.

Cash, cash equivalents and short-term investments totaled $212.1 million at September 30, 2008. Approximately 74.0 million shares of common stock were outstanding at September 30, 2008.

Arena’s Recent and Third Quarter Highlights

•                  Patients in the lorcaserin BLOOM trial have completed at least 20 months in the trial, and the most advanced patients began completing the two-year trial in the first half of September 2008.

•                  Completed enrollment in the Phase 2b clinical trial of APD125, Arena’s internally discovered oral drug candidate intended to reduce insomnia symptoms and improve sleep maintenance and quality. This randomized, double-blind, placebo-controlled subjective study enrolled 744 patients in about 65 clinical sites in the United States.

•                  Announced positive results from a multiple-ascending dose Phase 1b clinical trial of APD791 to evaluate the compound’s safety, pharmacokinetics and pharmacodynamics. APD791 is Arena’s internally discovered oral drug candidate intended for the treatment of arterial thrombosis and other related conditions. In the Phase 1b trial, APD791 was generally well tolerated and dose-dependent inhibition of serotonin-mediated amplification of platelet aggregation was demonstrated. APD791 was rapidly absorbed and exposures were related to dose.

Updated 2008 Financial Guidance

Arena also reported that its updated financial guidance is for year ending 2008 cash, cash equivalents and short-term investments to total approximately $115 million. This represents a decrease from Arena’s previous guidance of year ending 2008 cash of approximately $160 million. The decrease is due to Arena’s election to satisfy entirely in cash the notice from the holders to redeem all outstanding shares of its Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock. Arena expects to redeem such shares on November 13, 2008 for approximately $55.8 million. The decrease in cash guidance is partially offset by a decrease in planned expenses in external clinical and preclinical study fees and expenses.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the third quarter 2008 financial results and to provide a corporate update today, Thursday, October 30, 2008, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 877.874.1570 for domestic callers and 719.325.4780 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals Third Quarter 2008 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at http://www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at several investment and industry conferences through January 2009, including:

•                  Oppenheimer 19th Annual Healthcare Conference, November 3-4, 2008, New York, New York

•                  Piper Jaffray 20th Annual Health Care Conference, December 2-3, 2008, New York, New York

•                  27th Annual J.P. Morgan Healthcare Conference, January 12-15, 2009, San Francisco, California

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds target G protein-coupled receptors, an important class of validated drug targets, and includes compounds being evaluated independently and with partners, including Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Arena’s ability and efforts to navigate the economic environment; the prioritization of the lorcaserin program; the redemption of the Series B Convertible Preferred Stock in cash; future results of clinical trials; advancement of Arena’s pipeline; therapeutic indication, tolerability, side effects, efficacy and potential of Arena’s or its collaborators’ product candidates and compounds; financial guidance; and other statements about Arena’s focus, strategy, internal and partnered programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, clinical trials and studies may not proceed at the time or in the manner Arena expects or at all, the results of clinical trials or preclinical studies may not be predictive of future results, Arena’s ability to receive regulatory approval for its drug candidates, Arena’s ability to partner lorcaserin, APD125, APD791 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues
Manufacturing services	$1,442	$—	$5,461	$—
Collaborative agreements	415	5,041	1,650	14,763
Total revenues	1,857	5,041	7,111	14,763

Operating Expenses
Cost of manufacturing services	1,743	—	6,362	—
Research and development	47,670	32,219	151,645	108,834
General and administrative	5,924	7,885	21,938	19,648
Amortization of acquired technology	385	385	1,153	1,153
Total operating expenses	55,722	40,489	181,098	129,635
Interest and other income (expense), net	(1,762)	3,170	(1,373)	12,092
Net loss	(55,627)	(32,278)	(175,360)	(102,780)
Dividends on redeemable convertible preferred stock	(557)	(535)	(1,644)	(1,574)
Net loss allocable to common stockholders	$(56,184)	$(32,813)	$(177,004)	$(104,354)

Net loss per share allocable to common stockholders, basic and diluted	$(0.76)	$(0.54)	$(2.40)	$(1.71)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	73,923	61,007	73,782	60,887

Arena Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30, 2008	December 31, 2007
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$212,123	$398,185
Accounts receivable	1,588	1,901
Other current assets	5,545	9,162
Land, property and equipment, net	98,931	65,940
Acquired technology and other non-current assets	21,912	12,318
Total assets	$340,099	$487,506
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and accrued compensation	$31,952	$30,058
Total deferred revenues	4,049	4,049
Total lease financing obligations and other long-term liabilities	71,969	63,100
Redeemable convertible preferred stock	55,566	53,922
Total stockholders’ equity	176,563	336,377
Total liabilities and stockholders’ equity	$340,099	$487,506

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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